EXHIBIT 99.1

Unaudited Combined Pro Forma Financial Information

On March 31, 2015, Mix1 Life, Inc. ("Mix"), a Nevada corporation, acquired the No Fear license for beverages in North America, pursuant to an Asset Purchase Agreement (the "Agreement"). The agreement specifies that Mix will issue 1,300,138 shares of its common stock valued at $6.00 per share, $1,500,000 to be paid in cash, forgiveness of $589,170 of accounts receivable, and issued convertible debt in the amount of $2,310,000 for a total purchase price of $12,200,000.

Mix, the acquirer is a publicly registered corporation and, for accounting purposes, the business combination shall be accounted for using the acquisition method of accounting.

The unaudited combined proforma statements of operations for Mix and No Fear for the year ended August 31, 2014 and the unaudited three month period ended November 30, 2014 gives effect to the acquisition as if the transaction had taken place on September 1, 2014 and 2013. The unaudited combined pro forma balance sheet gives effect to the acquisition as if the transaction had taken place on November 30, 2014 and combines No Fear and Mix's unaudited balance sheets as of November 30, 2014.

These pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company's financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

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Mix1 Life, Inc.

Unaudited Combined Pro Forma Balance Sheet

November 30, 2014

	Mix1		Pro Forma		Pro Forma
	Life, Inc.	No Fear	Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$46,673	$-	$105,000	(b)	$151,673
Inventory	461,102	710,898	(710,898)	(c)
			(359,488)	(a)	101,614

Accounts Receivable	241,164	-	459,270	(a)
			(459,270)	(d)	241,164
Notes Receivable	234,900	-	(105,000)	(b)
			(129,900)	(d)	-

Other current assets	51,695	-	-		51,695
Current Assets	1,035,534	710,898	(1,200,286)		546,146

Equipment, Buildings, and Properties:
Fixtures and Equipment	5,168	-	35,000	(d)	40,168
Ingredient Specifications, Branding, and Other Intangible Assets	19,450,357	-	12,165,000	(d)	31,615,357
Net Equipment, Buildings, and Properties	19,455,525	-	12,200,000		31,655,525

Total Assets	$20,491,059	$710,898	$10,999,714		$32,201,671

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable	$111,767	$-	$1,500,000	(d)	$1,611,767
Accounts Payable - Related Party	263,458	-	-		263,458
Note payable - premium finance	6,307	-	-		6,307
Total Current Liabilities	381,532	-	1,500,000		1,881,532

12% Senior Secured Convertible Debentures	750,000	-	-		750,000
7.5% Senior Secured Convertible Debentures	-	-	2,310,000	(d)	2,310,000
Total Liabilities	1,131,532		3,810,000		4,941,532

Shareholders' Equity:
Common Stock, $.001 par value, 100,000,000 shares authorized 11,418,740 issued and outstanding at Nov 30, 2014, and 12,718,878 issued and outstanding on pro forma column.	11,419	-	1,300	(d)	12,719
Additional Paid in Capital	22,430,242		7,799,530	(d)	30,229,772
Retained Deficit	(3,082,134)	710,898	(710,898)	(c)
		-	99,782	(a)	(2,982,352)
Total shareholders' equity	19,359,527	710,898	7,189,714		27,260,139

Total liabilities and shareholders' equity	$20,491,059	$710,898	$10,999,714		$32,201,671

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Mix1 Life Inc.

Unaudited Combined Pro Forma Income Statement

For the Three Months Ended November 30, 2014

	Mix1		Pro Forma	Pro Forma
	Life Inc.	No Fear	Adjustments	Combined
Revenue:
Gross Sales	$242,476	$371,005	$-	$613,481
Net Sales	242,476	371,005	-	613,481

Cost of goods sold	(212,040)	(256,656)	-	(468,696)
Gross Margin	30,436	114,349	-	144,785

Operating Expenses:
Selling and marketing	44,316	-	-	44,316
Corporate general and administrative	488,226	-	-	488,226
Depreciation and amortization	429,850	-	217,000 (e)	646,850
Total operating expenses	962,392	-	217,000	1,179,392

Income (loss) from operations	(931,956)	114,349	(217,000)	(1,034,607)

Interest expense	(93,888)	-	-	(93,888)

New Income (loss)	$(1,025,844)	$114,349	$(217,000)	$(1,128,495)

Loss per common share
Basic and diluted	$(0.09)			$(0.09)

Weighted average common shares outstanding
Basic and diluted	11,154,682		1,300,138	12,454,820

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Mix1 Life, Inc.

Pro Forma Combining Statements of Operations

For the Year Ended August 31, 2014

	Mix1 Life Inc.	No Fear	Pro Forma Adjustments	Pro Forma Combined
Revenue:
Gross Sales	$2,004	$1,709,558	$-	$1,711,562
Net Sales	2,004	1,709,558	-	1,711,562

Cost of goods sold	(6,766)	(1,139,903)	-	(1,146,669)
Gross Margin	(4,762)	569,655	-	564,893

Operating Expenses:
Selling and marketing	98,524	-	-	98,524
Corporate general and administrative	1,378,874	-	-	1,378,874
Depreciation and amortization	-	-	869,000 (e)	869,000
Total operating expenses	1,477,398	-	869,000	2,346,398

Income (loss) from operations	(1,482,160)	569,655	(869,000)	(1,781,505)

Interest expense	(513,359)	-	-	(513,359)

New Income (loss)	$(1,995,519)	$569,655	$(869,000)	$(2,294,864)

Loss per common share
Basic and diluted	$(0.20)			$(0.20)

Weighted average number of common shares outstanding
Basic and diluted	10,013,939		1,300,138	11,314,077

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Notes to Unaudited Combined Pro Forma Statement of Operations

NOTE 1--Basis of Presentation

The unaudited proforma combined balance sheet as of November 30, 2014 was based on the unaudited balance sheet of Mix1 Life, Inc. ("the Company") and the unaudited balance sheet of No Fear as of November 30, 2014 combined with pro forma adjustments to give effect to the purchase as if it occurred on November 30, 2014.

The unaudited combined statement of operations of the Company for the 3 month period ended November 30, 2014 were derived from the statement of operations as reported with the Form 10-Q filed on January 20, 2015.

These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company's financial position would have been if such transactions had occurred on the above mentioned date. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

The following pro forma adjustments are incorporated into the unaudited combined pro forma balance sheet as of November 30, 2014 and the unaudited combined pro forma statements of operations for the three months ended November 30, 2014 and the year ended August 31, 2014.

( a )	To record the sale of product, cost of sales, and accounts receivable associated with No Fear purchases from the Company after November 30, 2014.

( b )	To record decreases on the notes receivable associated with No Fear.

( c )	Entry reflects the sale of No Fear inventory to outside parties after November 30, 2014 but before the purchase date.

( d )	To record purchase of No Fear license for beverages in North America

( e )	To record amortization of the intangible asset acquired

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